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                                                                    Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement 333-121429 on Form S-4 of our report dated March 4, 2005, relating to the consolidated financial statements and financial statement schedules of Cincinnati Financial Corporation and to management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Cincinnati Financial Corporation for the year ended December 31, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
March 14, 2005